Exhibit 10.5

COLUMBIA TECH CENTER

OFFICE LEASE

BY AND BETWEEN

COLUMBIA TECH CENTER, L.L.C.,

a Washington limited liability company

AND

LIONBRIDGE TECHNOLOGIES, INC.,

a Delaware corporation

Table of Contents

1.	Basic Lease Terms	3

2.	Delivery of Possession and Commencement; Early Entry; Tenant Improvements Work	5

3.	Lease Term; Use of Common Areas and Outside Area	7

4.	Rent Payment	7

5.	Security Deposit	8

6.	Use of the Premises; Hazardous Substances	8

7.	Utilities and Services	10

8.	Maintenance and Repairs	11

9.	Taxes, Assessments and Operating Expenses	12

10.	Parking, Loading Dock, Service Access and Storage Areas	13

11.	Indemnification	14

12.	Insurance; Waiver of Subrogation	14

13.	Property Damage	15

14.	Condemnation	15

15.	Assignment, Subletting and Other Transfers	16

16.	Tenant Default	16

17.	Landlord Default	18

18.	Surrender at Expiration or Termination	18

19.	Mortgage or Sale by Landlord; Estoppel Certificates	19

20.	Liens	19

21.	Attorneys Fees; Waiver of Jury Trial	19

22.	Limitation on Liability; Transfer by Landlord	19

23.	Real Estate Brokers; Finders	20

24.	Other	20

25.	Option to Renew	21

26.	Athletic Facilities	22

LEASE

For valuable consideration, Landlord and Tenant hereby covenant and agree as follows:

1.	Basic Lease Terms.

1.1. Reference Date of Lease. February 24, 2011

1.2. Landlord. Columbia Tech Center, L.L.C., a Washington limited liability company (“Landlord”).

Address for Payment of Rent:	Columbia Tech Center, L.L.C.
Unit 37 – ctc550 – lionbrid
P. O. Box 4800
Portland, OR 97208-4800
(The unit number must be listed on a separate line from the PO Box.)

Address For Notices:	Columbia Tech Center, L.L.C.
Attn: Real Estate Counsel – ctc550-lionbrid
15350 S.W. Sequoia Parkway, Suite 300
Portland, OR 97224
Additional Contact Info:	Telephone (503) 624-6300
Facsimile (503) 624-7755

1.3. Tenant. Lionbridge Technologies, Inc., a Delaware corporation (“Tenant”).

Trade Name:	Lionbridge Technologies, Inc. and VeriTest, Inc.

Address for Invoices:	1050 Winter St
Waltham, MA 02451
Attn: Accounts Payable

Address for Notices:	1050 Winter St
Waltham, MA 02451
Attn: Legal Department

With a copy to:	The Premises
Attn: Site Manager

Additional Contact Info:	Telephone (781) 434-6000
Facsimile (781) 434-6034

Taxpayer ID Number:	06-0852458

1.4. Building. The three (3) level building known as “Columbia Center at Columbia Tech Center” located at the address commonly known as 1115 SE 164th, Vancouver, Washington 98683 and shown on Exhibit A (the “Building”).

1.5. Premises; Premises Area. The Premises shall consist of approximately 34,496 rentable square feet (the “Premises Area”) of lab, research and development and testing space located on Level 1 of the Building (the “Premises”). The Premises are shown on Exhibit B attached hereto.

1.6. Outside Area. All areas and facilities within the Property (as defined below) not appropriated to the exclusive occupancy of tenants, including all non-reserved vehicle parking areas, traffic lanes, driveways, sidewalks, pedestrian walkways, landscaped areas, athletic fields and facilities, signs, service delivery facilities, truck maneuvering areas, trash disposal facilities, common storage areas, common utility facilities and all other areas for non-exclusive use, as well as the driveway off SE 164th Avenue shown and Additional Parking Areas on Exhibit A attached hereto (the “Outside Area”). Landlord reserves the right to change, reconfigure or rearrange the Outside Area and to do such other acts in and to the Outside Area as Landlord deems necessary or desirable; however, in no event shall (a) the amount of vehicle parking be reduced or relocated substantially farther from the Building or (b) the truck maneuvering or truck loading dock areas eliminated or substantially reduced.

1.7. Common Area. All areas and facilities within the Building that are provided and designated by Landlord from time to time for the non-exclusive use or benefit of occupants of the Building, including, without limitation, hallways, elevators, stairways, cafeteria, conference rooms, fitness center, common restrooms, loading docks, trash disposal facilities, common utility rooms, and all other areas for non-exclusive use in the Building as they may change from time to time (the “Common Area”).

1.8. Property. The land on which the Premises and Building are located (and which includes the Premises and Building) (the “Property”), is more particularly shown on Exhibit A attached hereto and incorporated herein.

1.9. Park. The Park that is that certain Planned Unit Development known as “Columbia Tech Center” shown on Exhibit A-1.

1.10. Permitted Use. Subject to all Applicable Laws and in accordance with the CC&Rs (defined below), Tenant shall use the Premises only for general office, and electronics lab and testing functions.

1.11. Lease Term.

1.11.1. Commencement Date. Upon the earlier of (a) June 1, 2011, or (b) completion of Tenant Improvements Work (as defined in Paragraph 2.2) as evidenced by a permanent or temporary certificate of occupancy, subject to Paragraph 2.1 below (the “Commencement Date”).

1.11.2. Rent Commencement Date. Tenant shall commence payment of Base Rent on that date which is one hundred and fifty (150) days following the Commencement Date (the “Rent Commencement Date”).

1.11.3. Expiration Date. Five (5) years and five (5) months after the Commencement Date (the “Expiration Date”), subject to the provisions of Paragraphs 3 and 25. The period of time commencing on the Commencement Date and expiring on the Expiration Date shall be known as the “Initial Term”.

1.11.4. Number of Full Calendar Months. Sixty-five (65) full calendar months; if the Commencement Date does not occur on the first day of a month, the Lease Term shall include that portion of the month in which the Commencement Date occurs which follows the Commencement Date.

1.12. Base Rent.

1.12.1. Initial Term. Subject to Paragraphs 3 and 4.1, monthly payments of base rent (“Base Rent”) shall be according to the following schedule:

Period of Time	Monthly Base Rent
Rent Commencement Date through last day of 17th full calendar month of the Initial Term:	$37,658.13
First day of 18th full calendar month of the Term through last day of 29th full calendar month of the Initial Term:	$38,787.88
First day of 30th full calendar month of the Term through last day of 41st full calendar month of the Initial Term:	$39,951.51
First day of 42nd full calendar month of the Term through last day of 53rd full calendar month of the Initial Term:	$41,150.06
First day of 54th full calendar month of the Term through last day of 65th full calendar month of the Initial Term:	$42,384.56

If the Rent Commencement Date does not occur on the first day of a month, Base Rent for the first month in which Base Rent is payable (the “First Partial Month”) shall be equal to the initial monthly Base Rent set forth in the chart above, prorated to reflect the number of days during the First Partial Month.

1.12.2. Adjustment to Base Rent. Monthly payments of Base Rent due under this Lease for the Initial Term shall be increased effective as of the Rent Commencement Date by an amount equal to the monthly amortization obtained when the total amount of the TIW Allowance (defined below) which is used is amortized at an annual interest rate of nine percent (9%) over the Initial Term. Landlord shall provide to Tenant an amortization schedule setting forth the monthly amortization payments and corresponding increases in Base Rent following Landlord’s final accounting of costs applied to the TIW Allowance, which schedule shall be incorporated into this Lease.

1.12.3. Renewal Term. Provided that Tenant validly exercises its option to renew this Lease for the Renewal Term as set forth in Paragraph 25, Base Rent for the Renewal Term shall be as follows:

Period of Time	Monthly Base Rent
First Full Year of the Renewal Term:	$43,656.10
Second Full Year of the Renewal Term:	$44,965.78
Third Full Year of the Renewal Term:	$46,314.75
Fourth Full Year of the Renewal Term:	$47,704.20
Fifth Full Year of the Renewal Term:	$49,135.32

1.13. Security Deposit. Forty Two Thousand Three Hundred Eighty Five and No/100 Dollars ($42,385.00) (the “Security Deposit”).

1.14. Tenant’s Proportionate Share(s). Subject to Paragraph 9.2, (i) Tenant’s initial proportionate share for Taxes (as defined in Paragraph 9.3) is 9.07%, and (ii) Tenant’s initial proportionate share for Operating Expenses (as defined in Paragraph 9.4) is 9.07%. Tenant acknowledges and agrees that a 12% load factor (the “Load Factor”) has been applied (and will be applied) to convert the usable square footage of the Premises to rentable square footage for purposes of calculating Tenant’s proportionate share(s) set forth herein. For purposes of calculating the Premises Area and Tenant’s initial proportionate share of Taxes and Operating Expenses, the Building shall be deemed to contain 380,326 rentable square feet (the “Assumed Building Area” or “ABA”). The ABA is comprised of the areas shown on Exhibit A-2 attached hereto. Such areas are considered by Landlord to be the areas that Landlord has leased or can reasonably lease within the Building. Areas not considered to be ABA consist of common spaces (such as lobbies and corridors) and Building amenity spaces (such as the Building fitness center and shared conference rooms). Except for spaces shown as “Required Building Amenity Spaces” on Exhibit A-2 and except for the Building kitchen facility which Landlord may lease to a third party for use as a kitchen, provided the same provides a retail deli or cafeteria open to other tenants in the Building, Landlord may from time to time, and in Landlord’s sole and absolute discretion, lease additional areas within the Building not shown as ABA, Building Common or Floor Common on Exhibit A-2, at which time such additional leased areas shall become part of the ABA and Tenant’s Proportionate Share of Taxes and Operating Expenses shall be decreased accordingly. In no event shall Tenant’s Proportionate Share for Taxes or for Operating Expenses exceed 9.07%.

1.15. CC&R’s. For purposes of this Lease, the term “CC&R’s,” as such CC&R’s may be amended from time to time, shall mean collectively (i) that certain Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated January 5, 1997 and recorded as Instrument No. 9701170005 on January 17, 1997 in the records of Clark County, Washington, as amended by Amendment to Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated July 30, 2002 and recorded as Instrument No. 3500189 on August 13, 2002 in the Records of Clark County, Washington, and also as amended by Second Amendment to Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated August 12, 2002, and recorded as Instrument No. 3500390 on August 13, 2002, in the records of Clark County, Washington, and also as amended by Third Amendment to Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated November 15, 2004, and recorded as Instrument No. 3910991 on November 22, 2004, in the records of Clark County, Washington (the “Master Covenants”), and (ii) that certain Development Agreement between Columbia Tech Center, L.L.C., a Washington limited liability company, and the City of Vancouver, Washington, a Washington municipal corporation, as recorded in the records of Clark County, Washington as Instrument No. 3305320, as amended by First Addendum to Columbia Tech Center Development Agreement dated February 3, 2003 and recorded as Instrument No. 3589540, and also as amended Second Addendum to Columbia Tech Center Development Agreement dated May 19, 2003, and recorded as instrument No. 3667929 (the “Development Agreement”), and also as amended by Third Addendum to Columbia Tech Center Development Agreement dated June 20, 2005, and recorded as instrument No. 4017454. Landlord has previously delivered a copy of the CC&R’s to Tenant.

1.16. Guarantor(s). None.

1.17. Fiscal Year. January 1 through December 31 (each, a “Fiscal Year”).

1.18. Base Year. The 2011 Fiscal Year (“Base Year”).

This lease (this “Lease”) is entered into by Landlord and Tenant described in the Basic Lease Terms on the date set forth for reference only in the Basic Lease Terms.

2.	Delivery of Possession and Commencement; Early Entry; Tenant Improvements Work.

2.1. Delivery; Early Entry. Except for the portion of the Premises currently occupied by Nautilus, Inc., Tenant shall have the right to enter the Premises as of the date of mutual execution of this Lease (“Early Entry”). The Expiration Date shall be unchanged by such Early Entry. All provisions of this Lease shall be in effect from the date of Early Entry, however Base Rent shall be abated until the Rent Commencement Date and Tenant shall be responsible for the costs of all utilities as provided in Paragraphs 7.1 and 7.2 below as of the Commencement Date. Landlord shall deliver exclusive possession of the Premises to Tenant with Nautilus, Inc. moved out of the Premises by February 28, 2011. Should Landlord be unable to so deliver possession of the Premises (i) Tenant shall take possession of the Premises when Landlord notifies Tenant that the Premises are ready for delivery to Tenant as set forth in this Lease, and (ii) the Commencement Date shall be deferred day for day if such delay is not caused by Tenant or Tenant’s employees, agents or contractors. Landlord shall have no liability to Tenant for any such delays in the delivery of possession and neither Landlord nor Tenant shall have the right to terminate this Lease as the result of such delays; provided, however, that (i) Landlord may cancel this Lease without liability to Tenant if permission to construct the Premises or use or furnish necessary utilities to the Premises is denied or revoked by any governmental agency or public utility with such authority and (ii) Tenant may cancel this Lease without liability to Landlord if Landlord is unable to deliver exclusive possession of the Premises by the date which is forty-five (45) days after mutual execution of this Lease.

2.2. As-Is. Tenant hereby acknowledges that Tenant has inspected the Premises and agrees to accept the same “AS IS” and in their present condition, and except as set forth in Paragraph 8.1.2 with respect to building systems without any representation or warranty by or from Landlord as to the condition of the Premises, the habitability of the Premises, the fitness of the Premises for the Permitted Use and/or the conduct of Tenant’s business in the Premises, or the zoning of the Premises.

2.3. Tenant Improvements Work. Tenant shall build certain improvements to the Premises (the “Tenant Improvements Work”) in conformance with the (A) preliminary space plan attached hereto as Exhibit B-1 (the “Preliminary Space Plan”); (B) the Building Finishes attached hereto as Exhibit B-2; and (C) the final, approved TI Construction Documents (as defined below). No later than thirty (30) days after full execution of this Lease, Tenant shall provide detailed plans and specifications for the Tenant Improvements Work for Landlord’s written review and comment (the “TI Construction Documents”). Thereafter, Landlord shall work in a timely fashion with Tenant’s architects, engineers and consultants to give further review and comment on the TI Construction Documents until final approval is given by Landlord, but each such review by Landlord shall not take more than five (5) business days. The costs for preparation of the TI Construction Drawings shall be charged against the TIW Allowance (defined below).

2.3.1. General Contractor. Landlord or its construction manager may supervise construction of the Tenant Improvements Work and Landlord and its construction manager shall have the right to inspect and reasonably approve all levels of the construction process. Landlord and Tenant shall select a mutually acceptable general contractor for the Tenant Improvements Work.

2.3.2. Tenant Improvements Work Allowance. Landlord shall contribute the lesser of Forty and 00/100 Dollars ($40.00) per rentable square foot of the Premises, or (ii) eighty percent (80%) of the actual costs of the Tenant Improvements Work toward certain costs associated with the Tenant Improvements Work as set forth in the TI Construction Drawings, including, but not limited to, actual out-of pocket costs incurred by Tenant set forth in Paragraph 2.2.5(i) below to construct the Tenant Improvements Work to the Premises (the “TIW Allowance”). Tenant shall provide Landlord with access to all of its books and records with respect to the foregoing costs in order for Landlord to calculate the total TIW Allowance owed.

2.3.3. Costs Not Payable Out of Allowance. In no event shall any portion of the TIW Allowance be used (A) as a credit against Tenant’s payments of Base Rent or any other sums payable by Tenant under this Lease, (B) to any material additional work beyond the scope of the work set forth in the TI Construction Documents, or (C) for low voltage wiring or data cabling, systems furniture setup, moving costs, furniture or equipment or any other costs not incurred as a result of physical improvements to the Premises or Building.

2.3.4. Costs Exceeding Allowance. If the costs for the Tenant Improvements Work exceeds the TIW Allowance then all additional costs incurred or to be incurred in connection with such changes which exceed the TIW Allowance must be paid by Tenant.

2.3.5. TIW Allowance Paid by Landlord (Progress Payments).

(i) Provided Tenant is not in default under this Lease beyond any applicable cure periods (or if Tenant is then in default, upon Tenant’s cure of any such default) and subject to the provisions of this Paragraph 2.3.5, Landlord will pay Tenant the TIW Allowance to contribute toward the actual, out-of-pocket costs incurred by Tenant for Hard Construction Costs (defined below), Soft Construction Costs (defined below), but subject to a Labor and Materials Limitation (defined below) in connection with Tenant’s construction of the Tenant Improvements Work. “Hard Construction Costs” as used herein shall mean the actual, out-of-pocket costs incurred by Tenant to construct the Tenant Improvements Work, including all submetering costs described in Paragraph 7.2 below. “Soft Construction Costs” as used herein shall mean the actual, out-of-pocket costs incurred by Tenant in connection with the Tenant Improvements Work and other matters related to Tenant’s taking occupancy of the Premises including, without limitation, permitting, architectural, engineering and design fees, space planning. “Labor and Materials Limitation” as used herein shall mean the costs for free-standing furnishings, fixtures, equipment and other personal property.

(A) Upon completion by Tenant of at least fifty percent (50%) of the Tenant Improvements Work (calculated based upon Tenant incurring at least fifty percent (50%) of the total estimated costs for the Tenant Improvements Work) in accordance with Tenant’s plans and specifications approved by Landlord as provided in Paragraph 2.3 and all Applicable Laws and all permit requirements (the “Completed Portion”), Landlord shall pay to Tenant the lesser of (i) the out-of-pocket costs actually incurred by Tenant to date in connection with the Completed Portion or (ii) fifty percent (50%) of the TIW Allowance (in either case, the “Progress Payment”); such Progress Payment shall be paid by Landlord within ten (10) days after: (y) Tenant has paid for those sums, costs and expenses due for, or purporting to be due for, that portion of work, labor, services, materials, supplies or equipment furnished or claimed to be furnished to or for, or in connection with, the Completed Portion, has obtained conditional lien waivers from all parties providing such work, labor, services, materials, supplies, or equipment, and has provided Landlord with copies of such paid invoices and lien waivers; and (z) Tenant has provided Landlord with copies of invoices and/or receipts evidencing the amounts paid in subparagraph (y) of this sentence in order to be reimbursed up to the full amount of the Progress Payment.

(B) Upon completion by Tenant of all of the Tenant Improvements Work in accordance with Tenant’s plans and specifications approved by Landlord as provided in Paragraph 2.3 and all Applicable Laws and all permit requirements, Landlord shall pay to Tenant the remaining portion of the TIW Allowance not previously paid to Tenant; such remaining portion of the TIW Allowance (less the Holdback Amount as set forth in Paragraph 2.3.5(iii) shall be paid by Landlord within ten (10) days after: (y) Tenant has paid for all sums, costs and expenses due for, or purporting to be due for, any work, labor, services, materials, supplies or equipment furnished or claimed to be furnished to or for, or in connection with, the Tenant Improvements Work, has obtained unconditional lien waivers from all parties providing such work, labor, services, materials, supplies, or equipment, and has provided Landlord with copies of such paid invoices and lien waivers; and (z) Tenant has provided Landlord with copies of invoices and/or receipts evidencing the amounts paid in subparagraph (y) of this sentence in order to be reimbursed up to the full amount of the remaining portion of the TIW Allowance not previously paid to Tenant.

(ii) Landlord’s payment to Tenant hereunder on account of the Tenant Improvements Work shall not be deemed Landlord’s approval or acceptance of any portion of the work furnished or materials supplied as set forth in Tenant’s payment request. Notwithstanding any provision to the contrary set forth herein, to the extent Tenant has not submitted to Landlord all required information and documentation for any costs for which the TIW Allowance may be used as reimbursement on or prior to two (2) years after the Commencement Date, Tenant’s right to receive any so unclaimed portion of the TIW Allowance shall terminate, the provisions of this Paragraph 2.3.5(ii) shall be of no further force or effect and Landlord shall have no further obligations whatsoever under this Paragraph 2.3.5(ii). Except for Landlord’s obligation to pay of the TIW Allowance as provided herein, all costs of all Tenant Improvements Work shall be borne by Tenant.

(iii) Holdback Amount. An amount equal to ten percent (10%) of the total TIW Allowance (the “Holdback Amount”) shall not be paid to Tenant unless and until ten (10) days following receipt by Landlord of the following:

(A) Copies of all guaranties, warranties and O&M manuals applicable to the Tenant Improvements Work (at Landlord’s request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made with respect to the Tenant Improvements Work); and

(B) Final “record” plans (two (2) sets) prepared on the AutoCAD (Computer Assisted Drafting and Design System), using naming conventions issued by the American Institute of Architects in June, 1990 or translated in convertible DXF format.

3.	Lease Term; Use of Common Areas and Outside Area.

3.1. Lease Term. The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date (the “Lease Term”). The Expiration Date of this Lease shall be the date stated in the Basic Lease Terms or, if delivery of the Premises is delayed as set forth in Paragraph 2.1, the last day of the calendar month that is the number of full calendar months stated in the Basic Lease Terms from the month in which the Commencement Date occurs. Landlord and Tenant shall each have a one (1)-time right to obtain written confirmation of the Commencement Date, Expiration Date and the final Base Rent payable after adjustment pursuant to Paragraph 1.12.2 above, which written confirmation shall be delivered by the other party within fifteen (15) days following receipt of written request from either Landlord or Tenant.

3.2. Right to Use Outside Area and Common Areas. Tenant shall have the non-exclusive right to use the Outside Area and the Common Areas of the Building. Tenant’s use of the Outside Area and Common Areas shall be subject to such reasonable rules and regulations as Landlord may from time to time promulgate. Tenant acknowledges that the portion of the Outside Area shown on Exhibit A attached hereto as the “Current Sports Area” may be converted by Landlord to landscaped areas and parking for the Building as generally shown on Exhibit A. Additionally, the area shown as “Soccer/Football Area” will be initially used for soccer, football and other athletic uses but may also be converted to landscaped areas and parking for the Building. Landlord also reserves the right to change, reconfigure or rearrange the Outside Area and Common Areas and to do such other acts in and to the Outside Area and Common Areas as Landlord deems necessary or desirable. In no event shall the Common Areas be reduced to include less than those amenities shown as Required Building Amenity on Exhibit A-2 attached hereto. Tenant shall have the right to use the conference rooms shown on Exhibit A-2 located on Level 1 of the Building on a scheduled basis through Landlord. Such scheduling by Landlord will take place according to a scheduling system established by Landlord and changed from time to time, provided, however, that scheduling will be on a first come, first served basis unless reasonably determined by Landlord that such method results in an inequitable amount of conference room time for any particular tenant.

4.	Rent Payment.

4.1. Base Rent; Additional Rent. Tenant shall pay to Landlord the Base Rent for the Premises set forth in the Basic Lease Terms and all amounts other than Base Rent that this Lease requires (“Additional Rent”) without demand, deduction or offset, except as otherwise provided in this Lease. Payment shall be made in U.S. currency by checks payable to Landlord and mailed to the address for rent payments as set forth above or as otherwise may be designated in writing by Landlord. Base Rent and Additional Rent shall be payable in advance on the first day of each month during the Lease Term. Base Rent and Additional Rent for any partial month during the Lease Term shall be prorated to reflect the number of days during the relevant month. Payment by Tenant or receipt by Landlord of any amount less than the full Base Rent or Additional Rent due from Tenant, or any disbursement or statement on any check or letter accompanying any check or rent payment, shall not in any event be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or pursue any other remedy provided in this Lease.

4.2. Lockbox Payments. If Landlord directs Tenant to pay Base Rent, Additional Rent or other charges under this Lease to a “lockbox” or other depository whereby checks issued in payment of such items are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority) then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until the date on which such funds are received by Landlord or the “lockbox” or other depository, (ii) Landlord shall be deemed to have accepted such payment if (and only if) Landlord shall not have refunded (or attempted to immediately refund) such payment to Tenant and (iii) Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no such endorsement, statement or letter shall be deemed an accord and satisfaction. Landlord or Landlord’s bank may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease, at law or in equity.

5.	Security Deposit.

Simultaneous with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay the Security Deposit stated in the Basic Lease Terms. The Security Deposit shall be a debt from Landlord to Tenant. Landlord may commingle the Security Deposit with its funds and shall have no obligation to pay any interest on the Security Deposit. Landlord shall have the right to offset against the Security Deposit any sums owing from Tenant to Landlord and not paid when due, any damages caused by Tenant’s default, the cost of curing any default by Tenant should Landlord elect to do so, and the cost of performing any repair, maintenance or cleanup that is the responsibility of Tenant under this Lease. Offset against the Security Deposit shall not be an exclusive remedy in any of the above cases but may be invoked by Landlord, at its option, in addition to any other remedy provided by law or this Lease for Tenant’s nonperformance. Landlord shall give notice to Tenant each time an offset is claimed against the Security Deposit, and unless the Lease is terminated, Tenant shall within twenty (20) days after such notice deposit with Landlord a sum equal to the amount of the offset so that the total deposit amount, net of offset, shall remain constant throughout the Lease Term. Tenant’s failure to make such deposit after offset shall be a default under this Lease. Any remaining balance of such Security Deposit shall be returned by Landlord to Tenant (or, at Landlord’s option, to the last assignee of Tenant) within sixty (60) days of the expiration or termination of the Lease.

6.	Use of the Premises; Hazardous Substances.

6.1. Permitted Use. Subject to Tenant’s acknowledgment set forth in Paragraph 1.10, the Premises shall be used for the Permitted Use set forth in the Basic Lease Terms and for no other purpose without Landlord’s prior written consent which shall not be unreasonably withheld, provided however that such approval may be withheld if, in Landlord’s sole discretion the proposed new use is not compatible with a multi-tenant office, research and development facility. Tenant shall have access to the Building and Premises 24 hours a day 7 days a week, 365 days a year.

6.2. Compliance with Applicable Laws and Requirements. In connection with its use, Tenant shall at its expense comply with the CC&R’s, all applicable laws, ordinances, regulations, codes and orders of any governmental or other public authority including without limitation, any and all Environmental Laws as defined in Paragraph 6.7.6 (together with any supplements or modifications thereto, “Applicable Laws”), and also including, without limitation, those requiring alteration of the Premises because of Tenant’s specific use or required pursuant to Paragraph 6.6; shall create no nuisance nor allow any objectionable liquid, odor, or noise to be emitted from the Premises; shall store no gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that shall increase Landlord’s fire insurance rates for the Premises, the Building or the Park; shall not invalidate or impair any roof warranty; and shall not overload the floors or utilities of the Premises beyond projected utility requirements which shall be provided by Tenant to Landlord within ten (10) days after the TI Construction Documents are finalized as set forth in Paragraph 2.2 above (“Equipment Load Limits”). Tenant, at Tenant’s sole cost and expense, shall obtain and maintain any and all permits and licenses required in order for Tenant to operate the Permitted Use in the Premises.

6.3. No Overloading. Any equipment or power-driven machinery installed by Tenant as part of the Tenant Improvements Work is subject to Landlord’s prior written consent which may be withheld if Landlord determines that such equipment will overload the walls, ceilings, floors or electrical circuits of the Premises or Building or shall generate any excessive noise. Any equipment which is installed in the Premises after the Tenant Improvements Work is completed must be installed in accordance Paragraph 6.5 and Landlord may withhold its consent to the installation of such equipment if Landlord determines that such equipment will overload the walls, ceilings, floors or electrical circuits of the Premises or Building or shall generate any excessive noise. Any power-driven machinery or equipment which Tenant proposes to install after the Tenant Improvements Work is completed shall be subject to Landlord’s prior written consent which may be withheld if Landlord determines that such equipment will overload the walls, ceilings, floors or electrical circuits of the Premises or Building or shall generate any excessive noise; without limiting the foregoing, such consent also may be conditioned upon Tenant retaining at Tenant’s sole cost and expense (i) a qualified electrician selected by Landlord whose opinion shall control regarding electrical circuits and (ii) a qualified engineer or architect selected by Landlord whose opinion shall control regarding floor loads. If equipment installed or used by Tenant after the Tenant Improvements Work is completed generates heat, any additional air conditioning or ventilation desired by Tenant shall be installed only following Tenant’s receipt of Landlord’s consent as provided in Paragraph 6.5 at Tenant’s sole cost and expense.

6.4. Signage. Landlord, at Landlord’s sole cost and expense, shall install signage on the Building directory and in the lobbies on Level 1 and Level 2 after first securing Tenant’s written approval of the size, color, design, wording of such signage. All signage and the installation and maintenance thereof shall comply with all Applicable Laws, the CC&R’s and Landlord’s then current signage criteria for the Building and/or Park. No signs shall be painted on or attached to the Building.

6.5. Alterations. Tenant shall make no alterations, additions or improvements to the Premises without Landlord’s prior written consent as provided herein and without a valid building permit issued by the appropriate governmental agency. To the extent that any alterations, additions or improvements to the Premises constitute “Major Alterations” (as defined below), Landlord may withhold its consent in Landlord’s sole and absolute discretion; otherwise, Landlord’s consent to any alterations, additions or improvements to the Premises other than Major Alterations shall not be unreasonably withheld. As used herein, “Major Alterations” shall mean any alterations, additions or improvements (i) which are visible from outside the Premises and/or Building (including design and aesthetic changes), and/or (ii) to the exterior of the Building, the roof of the Building, the heating, ventilation and/or air conditioning systems serving the Premises, the fire sprinkler, plumbing, electrical, mechanical and/or any other systems serving the Premises, any interior, load-bearing walls, foundation and/or the floor slab of the Building and/or Premises. “Cosmetic Alterations” shall mean alterations, additions or improvements to the interior of the Premises which do not constitute Major Alterations, are cosmetic in nature and have a cost (per project) not more than Thirty Thousand and No/100 Dollars ($30,000.00), for which Landlord’s prior written consent shall not be required provided Tenant complies with all other requirements of this Paragraph 6.5. Tenant shall notify Landlord in writing at least fifteen (15) days prior to commencement of any such work to enable Landlord to post a Notice of Non-Responsibility or other notice deemed proper before the commencement of such work. Any and all such alterations, additions or improvements shall comply with all Applicable Laws including, without limitation, obtaining any required permits or other governmental approvals. Upon termination of this Lease, any alterations, additions and improvements (including without limitation all electrical, lighting, plumbing, heating and air-conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) made by Tenant shall at once become part of the realty and belong to Landlord unless the terms of the applicable consent provide otherwise, or Landlord requests that part or all of the additions, alterations or improvements be removed. In such case, Tenant, at its sole cost and expense, shall promptly remove the specified additions, alterations or improvements and shall fully repair and restore the relevant portion(s) of the Premises to the condition in which Tenant is otherwise required to surrender the Premises under Paragraph 18.1.

6.6. Intentionally deleted.

6.7. Hazardous Substances.

6.7.1. Use of Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances (as defined in Paragraph 6.7.6) to be spilled, leaked, disposed of or otherwise released on, under or about the Premises, the Outside Area or any other portion of the Property. Subject to the provisions of this Paragraph 6.6, (i) Tenant may use on the Premises only those Hazardous Substances listed on Exhibit D attached hereto and incorporated herein and then only in such quantities as are typically used in the prudent and safe operation of the Permitted Use, and (ii) Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant’s reasonably anticipated needs. In addition to complying with Paragraph 6.2, Tenant shall exercise the highest degree of care in the use, handling and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.

6.7.2. Notice of Release. Tenant shall notify Landlord, including delivery of notice by facsimile (in addition to delivery of notice as set forth in Paragraph 24.7), immediately upon becoming aware of the following: (i) any spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park; (ii) any notice or communication from a governmental agency or any other person relating to any Hazardous Substances on, under or about the Premises; or (iii) any violation of any Environmental Laws with respect to the Premises or Tenant’s activities on or in connection with the Premises.

6.7.3. Spills and Releases. In the event of a spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park caused by Tenant or any of its contractors, agents or employees or invitees, or the suspicion or threat of the same, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance(s), (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord’s reasonable satisfaction, and (iii) provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated. All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.

6.7.4. Investigations. If Landlord at any time during the Lease Term (including any holdover period) reasonably believes that Tenant is not complying with any of the requirements of this Paragraph 6.6, Landlord may require Tenant to furnish to Landlord, at Tenant’s sole expense and within thirty (30) days following Landlord’s request therefor, an environmental audit or any environmental assessment with respect to the matters of concern to Landlord. Such audit or assessment shall be prepared by a qualified consultant acceptable to Landlord.

6.7.5. Indemnity.

(i) Tenant’s Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents, any persons holding a security interest in the Premises or any other portion of the Park, and the respective successors and assigns of each of them, for, from and against any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on, under or about the Premises by Tenant or any of its contractors, agents or employees or invitees. Landlord’s rights under this Paragraph 6.7.5(i) are in addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this Lease or otherwise. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, (A) reasonable costs incurred in connection with investigation of site conditions, (B) reasonable costs of any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision with respect to Hazardous Substances, (C) diminution in value of the Premises and/or any other portion of the Park, (D) damages arising from any adverse impact on marketing of space in the Building and/or any other portion of the Park, (E) reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees, and (F) the value of any loss of the use of the Premises or any other portion of the Park or any part thereof. Tenant’s obligations under this Paragraph 6.7.5(i) shall survive the expiration or termination of this Lease for any reason.

(ii) Landlord’s Indemnification. Landlord shall indemnify, defend and hold harmless Tenant and its employees and agents and the respective successors and assigns of each of them, for, from and against any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the actual or alleged use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord, or any of its contractors, agents or employees or by Landlord’s previous tenants of the Premises. Tenant’s rights under this Paragraph 6.7.5(ii) are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Lease or otherwise. In the event any action is brought against Tenant by reason of any such claim, Landlord shall resist or defend such action or proceeding by counsel satisfactory to Tenant upon Tenant’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees. Landlord’s obligations under this Paragraph 6.7.5(ii) shall survive the expiration or termination of this Lease for any reason.

6.7.6. Definitions. The term “Environmental Laws” shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (iii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq. (“CERCLA”), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date. The term “Hazardous Substance” (collectively, “Hazardous Substances”) shall mean: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as toxic or hazardous under CERCLA or any other Environmental Laws; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile and/or chlorinated solvents, materials containing asbestos or formaldehyde and radioactive materials.

6.8. Moving; Access. Tenant shall move large items in and out of the Building or make independent use of the elevators for any purposes other than the transport of individuals only prior to 8 a.m. or after 5 p.m. on weekdays, at any time on weekends, or otherwise at times previously approved by Landlord. To the extent Tenant is moving items other than machines and equipment in and out of the Building as part of Tenant’s normal business practices, Tenant shall provide Landlord with at least twenty-four (24) hours prior notice to Landlord of the intended move. Landlord will not unreasonably withhold its consent under this Paragraph 6.8, provided that Tenant complies with all reasonable directives of Landlord regarding protection of the Building and Outside Area including, without limitation, laying plywood or other material suitable to protect against damage on all Building floor finishes. Notwithstanding the foregoing, Tenant shall have access to the Building twenty-four (24) hours a day, 365 days per year.

7.	Utilities and Services.

7.1. Utility Charges. Subject to reimbursement set forth in Paragraphs 7.2 and 9.4 below, Landlord shall, at its expense furnish Tenant with the services and utilities listed below in this Paragraph 7.1 in such quantity and of such quality as is customary in comparable office buildings in the Vancouver, Washington metropolitan area. For purposes hereof, “Normal Business Hours” shall mean Monday through Friday, 7:00 A.M. through 6:00 P.M and Saturday, 8:00 A.M. through 2:00 P.M.

7.1.1. Elevator service serving all floors of the Building twenty-four (24) hours a day, 365 days per year, subject to repair, replacement and maintenance as necessary.

7.1.2. Heating and air conditioning serving the Premises as provided to other general office Tenants in the Building. Tenant may request heat and air conditioning during other than Normal Business Hours during the week or on Saturdays, Sundays or holidays. There will be no charge for additional hours requested between 6:00 A.M. and 7:00 A.M. Monday through Friday, 6 A.M. to 7 A.M. and 2:00 P.M. to 9:00 P.M. on Saturdays, or between 6 A.M. and 9 P.M. on Sundays. The cost of additional service shall be borne by Tenant at rates established by Landlord. The initial hourly cost of such additional services shall be Forty Five and 00/100 Dollars ($45.00) per hour, which is based on a calculation that includes actual utility costs and other direct, out of pocket costs to Landlord to provide such service, along with a reasonable surcharge for equipment wear and tear, which hourly cost charges shall remain in effect for at least twelve (12) months after the Commencement Date. Tenant’s use of the Premises requires installation by Tenant of supplemental HVAC that will be supplied by the Building chilled water loop and such chilled water shall be separately metered at Tenant’s expense as a part of the Tenant Improvements Work (subject to reimbursement out of the TIW Allowance) and Tenant shall reimburse Landlord for the actual costs of such chilled water use.

7.1.3. Water for drinking, lavatory and toilet purposes. Tenant shall submeter for water usage by Tenant at Tenant’s expense as a part of the Tenant Improvements Work (subject to reimbursement out of the TIW Allowance). Tenant’s Operating Expenses (or costs owed for utilities during the first year of the Lease Term) shall be credited $3,500.00 annually as an estimate of the cost for Tenant’s water use in the Premises as if the Premises were used only for general office purposes.

7.1.4. Electrical service for lighting and operation of customary office equipment and other equipment allowed pursuant to this Lease. Tenant shall submeter for electrical usage by Tenant at Tenant’s expense as a part of the Tenant Improvements Work (subject to reimbursement out of the TIW Allowance). Tenant’s Operating Expenses (or costs owed for utilities during the first year of the Lease Term) shall be credited $16,700.00 annually as an estimate of the cost for Tenant’s electrical use for lighting and operation of customary office equipment in the Premises as if the Premises were used only for general office purposes.

7.1.5. Natural gas. Tenant shall submeter for gas usage by Tenant at Tenant’s expense as a part of the Tenant Improvements Work (subject to reimbursement out of the TIW Allowance) if Tenanat uses natural gas in the Premises.

7.1.6. Janitorial service during the time and in the manner that such janitorial services are customarily furnished in “Class A” office buildings in the area and no less than three (3) times per week.

7.2. Use of Utilities; Reimbursement for Above Standard. Tenant shall comply with all Applicable Laws regarding the use or reduction of use of utilities in the Premises. Additionally, outside of Operating Expenses and notwithstanding the Base Year concept, Tenant shall reimburse Landlord for the actual cost of utilities in excess of the annual estimates set forth in Paragraphs 7.1.3, 7.1.4 and 7.1.5 above which Landlord and Tenant agree are reasonable estimates of the costs for consumption of such utilities as if the Premises were used solely for general office (“Excess Utility Costs”). Tenant shall pay for and install, as part of the Tenant Improvements Work, certain utility submetering for the Premises for the purposes of determining the actual cost of such utilities used in the Premises in excess of these amounts. Landlord shall take monthly readings of such submeters and Tenant shall pay the Excess Utility Costs, if any, within thirty (30) days after receipt of an invoice with reasonable supporting documentation from Landlord.

7.3. No Warranty. Landlord does not warrant that any of the services and utilities referred to above will be free from interruption. Any service or utility may be suspended by reason of accident, necessary repairs, alterations or improvements, or force majeure as described in Paragraph 24.1 provided that any interruption in any service or utility caused by the actions of Landlord or Landlord’s agents, contractors or employees which, in Tenant’s reasonable judgment, severely interferes with Tenant’s use of the Premises for the Permitted Use for a period of five (5) consecutive business days shall entitle Tenant to abatement thereafter (until such interruption is cured) of Base Rent and Tenant’s payments of Operating Expenses and Taxes in an aggregate amount reasonably proportionate (in Landlord’s and Tenant’s mutual reasonable discretion) to the severity of the interruption. Interruption of services and utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease.

8.	Maintenance and Repairs.

8.1. Landlord’s Maintenance and Repairs.

8.1.1. Costs Not Passed Through. Landlord’s maintenance, repair and replacement obligations which are paid by Landlord and not reimbursed by Tenant are set forth in this Paragraph 8.1.1. Landlord, at its own cost and expense, shall be responsible only for (i) roof replacement, (ii) repair and replacement of the foundation and Level 1 floorslab of the Building and (iii) repair and replacement of the structural elements of the Building. Tenant shall immediately give Landlord written notice of defect or need for repairs required per the terms of this Lease, following the receipt of which Landlord shall promptly repair same or cure such defect. Landlord’s liability with respect to any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of such repairs or maintenance or the curing of such defect, except to the extent Landlord’s failure to repair or cure the relevant item results in a default by Landlord under Paragraph 17 of this Lease.

8.1.2. Costs Passed Through. Landlord is responsible for performing maintenance, repairs and replacements of (i) the exterior paved areas and curbs of the Outside Area (which includes the Additional Parking Areas) and the Property (the “Building Outside Area”), (ii) all landscaping of the Building Outside Area, (iii) athletic fields and facilities in the Outside Area, (iv) the exterior walls of the Building (including painting), gutters, downspouts and roof repairs, (v) sprinkler systems and main sewage line(s), (vi) monument, pylon and directional signs within the Outside Area, and (vii) any other maintenance, repair or replacement items normally associated with the foregoing. Landlord shall also repair, maintain and replace (A) the common halls, stairways, entryways and passageways in sound, clean and serviceable condition, (B) mechanical, electrical and plumbing systems serving the Building including, without limitation, elevators and heating, ventilating and air conditioning equipment, and (C) exterior glass breakage, and shall provide pest control services. In no event shall Landlord be required to repair or replace any interior windows within the Premises, any interior doors located within the Premises or any office entries. The foregoing costs and expenses of such repair, replacement, maintenance and other such items shall be included as part of Operating Expenses and Tenant shall be responsible for paying its Proportionate Share thereof. The amount of Tenant’s rental obligation set forth in Paragraph 1.12 does not include increases in the cost of such items above such costs allocable to the Base Year and Landlord’s performance of repair, replacement, maintenance and other items, is not a condition to payment of such rental obligations.

8.1.3. Tenant’s Right to Repair. If Landlord’s failure to promptly repair as required under this Paragraph 8.1 following receipt by Landlord of Tenant’s notice as required above results in an emergency situation which threatens property damage or injury to persons, Tenant shall have the right, following telephonic notice to Landlord (which telephonic notice shall be followed by additional notice from Tenant to Landlord pursuant to Paragraph 24.7 as soon as reasonably practicable), to effect such repairs or other cure as is necessary (and only to the extent necessary) to cure the emergency condition; Landlord shall pay the out-of-pocket costs actually incurred by Tenant to effect such cure of the emergency condition within twenty (20) days following receipt by Landlord of an invoice therefor together with evidence in reasonable detail of the out-of-pocket costs actually incurred by Tenant to complete such repairs or other cure. If Tenant elects to make such repairs or other cure, Tenant shall fully complete such repairs or other cure in full compliance with all Applicable Laws and Landlord shall not be deemed to be in default under this Lease for Landlord’s nonperformance of such repairs or other cure.

8.2. Tenant Maintenance and Repairs. Tenant, at its own cost and expense, shall keep all parts of the Premises (except for those for which Landlord is expressly responsible hereunder) neatly maintained and in good condition and repair, ordinary wear and tear resulting from the Permitted Use, casualty and condemnation excepted, and promptly make all necessary repairs and replacements (except for replacements by Landlord per Paragraphs 8.1 and 8.1.2) to the Premises. Tenant shall replace all broken interior glass in the Premises with glass of the same quality. Tenant shall maintain all mechanical, electrical and plumbing systems and equipment installed within the Premises by Tenant (including, without limitation all heating and air conditioning systems, if any, and the air handler which shall be installed as part of the Tenant Improvements Work) per manufacturer’s guidelines, including entering into and maintaining a maintenance contract providing for not less than quarterly inspections with a service company approved by Landlord in its reasonable discretion.

8.3. Security. Tenant acknowledges and agrees that Tenant is responsible for securing the Premises and that Landlord shall not be obligated to provide any police personnel or other security services or systems for any portion of the Premises, Building, Outside Area, Property and/or Park. To the extent that Landlord, at Landlord’s sole and absolute discretion, elects to provide any security services or systems for any portion of the Building and/or Outside Area, the costs thereof shall be included as part of Operating Expenses. Tenant shall have the right to install an independent access control system to the Premises, at Tenant’s sole cost and expense.

8.4. Access to Premises; Interference. Provided that Landlord gives Tenant reasonable notice (but in no event less than twenty-four (24) hours), Landlord shall have access to the Premises at times throughout the Term to perform repairs and maintenance required under this Lease and to perform any other alterations or improvements which Landlord deems necessary in its reasonable discretion (“Landlord’s Future Work”). Landlord and Tenant agree to communicate and reasonably cooperate with each other with respect to the performance of Landlord’s Future Work such that Landlord is able to perform Landlord’s Future Work economically and efficiently without unreasonable disruption to Tenant’s continuing operations in the Premises. However, Tenant understands that Landlord may be performing Landlord’s Future Work during business hours and that Landlord’s Future Work must be performed in and around the exterior of the Premises and in the Premises. Accordingly, notwithstanding any provision to the contrary contained in the Lease and provided that Landlord does not unreasonably interfere with access to the Premises, Landlord and Landlord’s contractors, agents and employees shall have all access and other rights reasonably required in order to perform and complete Landlord’s Future Work and such performance and completion of Landlord’s Future Work shall in no way constitute constructive eviction of Tenant from any portion of the Premises nor shall Tenant be entitled to abatement or reduction of Base Rent, Additional Rent or other charges payable by Tenant under the Lease as a result thereof.

9.	Taxes, Assessments and Operating Expenses.

9.1. Payments. If Operating Expenses or Taxes for any Fiscal Year following the Base Year exceed the Operating Expenses or Taxes (as may be applicable) paid or incurred during the Base Year, Tenant shall pay a monthly sum as Additional Rent representing Tenant’s Proportionate Share of such increase in Operating Expenses and/or Taxes. Operating Expenses and Taxes shall be prorated with respect to years in which this Lease is in effect for less than an entire Fiscal Year. Commencing January 1 of the first Fiscal Year following the Base Year and for each year thereafter, Landlord shall estimate in good faith the amount by which Operating Expenses or Taxes are anticipated to increase for that Fiscal Year over the respective Base Year amounts. Landlord shall compute Tenant’s proportionate share of such estimated increases and Tenant shall pay one-twelfth (1/12) of the estimated increases in Tenant’s Proportionate Share of Operating Expenses and Taxes as Additional Rent on the first day of each month thereafter during the Lease Term. After the conclusion of each Fiscal Year following the Base Year, Landlord shall compute the actual increases in Operating Expenses and Taxes. Any overpayment by Tenant shall be credited against payments of Additional Rent to be made by Tenant under this Lease, and any deficiency shall be paid by Tenant within thirty (30) days after receipt of Landlord’s statement; provided, however, that in no event shall Tenant be entitled to a refund for a decrease in Operating Expenses or Taxes below the relevant Base Year amount. Landlord’s records of expenses for Taxes and Operating Expenses may be inspected by Tenant, or its agent, not more than one (1) time per annum at reasonable times upon thirty (30) days prior notice to Landlord provided, however, that Tenant shall not retain any third party auditor on a contingency fee basis to perform any such audit or inspection. Landlord shall be required to make such records available for inspection for a period of no more than two (2) years after the expiration of the calendar year to which they relate. In the event the average occupancy level of the Building for the Base Year or any Fiscal Year is less than ninety-five percent (95%) of the ABA, then the Operating Expenses and Taxes allocable to the Premises for such year shall be proportionately adjusted by Landlord to reflect those costs which would have occurred had the ABA been ninety-five percent (95%) occupied during such year.

9.2. Tenant’s Proportionate Share. Tenant’s proportionate share of Taxes and Tenant’s proportionate share of Operating Expenses shall be as set forth in Paragraph 1.14. If in Landlord’s reasonable judgment either of these methods of allocation results in an inappropriate allocation to Tenant, Landlord shall select some other reasonable method of determining Tenant’s proportionate share. Notwithstanding the foregoing, Tenant’s proportionate share of Controllable Expenses (as defined below) shall not increase on an annual basis by more than four percent (4%) compounded annually and calculated on a cumulative basis (the “Expense Cap”). Any Controllable Expenses that cannot be passed through to Tenant as Operating Expenses in a given calendar due to the Expense Cap may be carried forward by Landlord to, and charged as Operating Expenses in any subsequent calendar year in which the increase in Controllable Expenses is less than the applicable Expense Cap. As used herein, “Controllable Expenses” shall mean all expenses for which Tenant is obligated to pay its proportionate share as provided in Paragraph 9.1 other than Taxes, insurance costs, common utilities and snow removal, which shall be excluded from Controllable Expenses and for which Tenant shall pay its proportionate share without regard to the Expense Cap set forth herein.

9.3. Taxes Charged. As used herein, “Taxes” means all taxes, assessments and/or governmental charges of any kind and nature assessed against the Premises, the Building or the Property during the Lease Term and shall include all general real property taxes, all general and special assessments payable in installments, and any rent tax, tax on Landlord’s interest under this Lease, or any tax in lieu of the foregoing, whether or not any such tax is now in effect. Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction, and Tenant agrees to pay its proportionate share (calculated in the same manner as Tenant’s proportionate share of Taxes) of the cost of such consultant. Tenant shall not, however, be obligated to pay any tax based upon Landlord’s net income. In addition, Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, within thirty (30) days following receipt by Tenant of a copy of the applicable tax bill with Landlord’s written request for payment thereof, Tenant shall pay to Landlord such taxes as part of Tenant’s payment of Taxes.

9.4. Operating Expenses. “Operating Expenses” charged to Tenant hereunder shall mean all costs incurred by Landlord in connection with owning, operating, maintaining, repairing and replacing the Premises, Building, Outside Area, and all other portions of the Property including, without limitation, the cost of all utilities or services not paid directly by Tenant, property insurance, liability insurance, property management fee, maintenance, repair and replacement of landscaping, parking areas, and any other common facilities, and performing Landlord’s obligations under Paragraph 8.1.2. Operating Expenses shall include without limitation, the following: (i) reserves for roof repair, exterior painting and other appropriate reserves; (ii) the cost, including interest at ten percent (10%) per annum, amortized over its useful life, of any capital improvement made to any portion of the Property by Landlord after the date of this Lease which is required under any Applicable Laws that were not applicable to the relevant portion of the Property at the time the relevant portion of the Property was constructed; (iii) the cost, including interest at ten percent (10%) per annum, amortized over its useful life, of installation of any device or other equipment which improves the operating efficiency of any system within the Property and thereby reduces Operating Expenses; (iv) maintenance, repair and replacement items which have a reasonable life expectancy in excess of five (5) years and which, if charged to Operating Expenses in one (1) year, would unreasonably distort total Operating Expenses for that year and therefore the cost thereof is being spread over the reasonable life expectancy of the work performed; (v) salaries and benefits for Building property manager(s), engineer(s) and maintenance staff only to the extent directly working on the Building (or an actual allocation if engaged in the repair, maintenance or management of Landlord’s other properties in the Park or elsewhere), and (vi) all expenses allocated to the Property pursuant to the CC&Rs. Operating Expenses shall not include roof replacement, correction of the Building foundation, Level 1 floorslab, property management fee exceeding one percent (1%) of Rent, the costs for Landlord to change, reconfigure or rearrange the Outside Area, brokerage commissions, construction and design costs to accommodate other tenants and/or correction of deficiencies in structural elements of the Building, expenses related to the sale of the Building, expenses relating to violations of laws, regulations, statutes or ordinances, or Building defects.

10.	Parking, Loading Dock, Service Access and Storage Areas.

10.1. Parking. Subject to the provisions of this Paragraph 10, Tenant, its employees, agents, contractors and invitees shall have, at no additional Rent the non-exclusive right to use the common driveways and truck court areas located in the Outside Area and Additional Parking Area, subject to the parking rights and rights of ingress and egress of other occupants. In addition, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use up to eighty-eight (88) parking spaces in the Outside Area (which includes the Additional Parking Areas) shown on the attached Exhibit C and Tenant agrees to comply with and enforce against its agents, employees, contractors and employees parking regulations promulgated by Landlord pursuant to Paragraph 24.13 below, including a parking permit program. Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles, or standard size pickups or sport utility vehicles. Under no circumstances shall overnight parking be allowed, nor shall trucks, trailers or other large vehicles serving the Premises (i) be used for any purpose other than for the loading and unloading of goods and materials or (ii) be permitted to block streets and/or ingress and egress to and from the Park. Temporary parking of large delivery vehicles in the Outside Area may be permitted only with Landlord’s prior written consent. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Per Paragraph 1.6 of this Lease, Landlord reserves the right to grant parking rights (exclusive and otherwise) within the relevant portions of the Outside Area to occupants of the Park.

10.2. Loading Dock and Service Access Areas. Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use the loading dock area and service access area of the Building, subject to the rights of ingress and egress and rights to loading dock area and service access area usage of other occupants.

10.3. Storage Areas. Tenant shall not store any materials, supplies or equipment outside or in any unapproved area. Trash and garbage receptacles shall be kept covered at all times.

11.	Indemnification.

11.1. Tenant’s Indemnification. Except to the extent waived by Paragraph 12.3, Tenant shall indemnify, defend and hold harmless Landlord from any claim, loss or liability arising out of or related to any action or inaction of Tenant or its employees, contractors, agents or invitees (including, without limitation, any breach by Tenant of this Lease) or any condition of the Premises in the possession or under the control of Tenant. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord upon Landlord’s demand. Landlord shall have no liability to Tenant for any injury, loss or damage caused by third parties, or by any condition of the Premises, except to the extent caused by Landlord’s negligence or willful misconduct, or Landlord’s default under this Lease which continues beyond any applicable notice and cure periods.

11.2. Landlord’s Indemnification. Except to the extent waived by Paragraph 12.3, Landlord shall indemnify, defend and hold harmless Tenant from any claim, loss or liability caused by Landlord’s gross negligence or willful misconduct, or Landlord’s default under this Lease which continues beyond any applicable notice and cure periods. In the event any action is brought against Tenant by reason of any such claim, Landlord shall resist or defend such action or proceeding by counsel satisfactory to Tenant upon Tenant’s demand.

11.3. Survival. The obligations under this Paragraph 11 shall survive termination of this Lease.

11.4. No Limitations. The indemnification obligations contained in this Paragraph 11 shall not be limited by any worker’s compensation, benefit or disability laws, and each indemnifying party hereby waives any immunity that said party may have under the Washington Industrial Insurance Act, Title 51 RCW, and similar worker’s compensation, benefit or disability laws. LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH INDEMNIFICATION PROVISION OF THIS LEASE (INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO WORKER’S COMPENSATION BENEFITS AND LAWS) WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

12.	Insurance; Waiver of Subrogation.

12.1. Landlord. Landlord shall keep the Premises insured against fire and other risks covered by a “Causes of Loss - Special Form” property insurance policy (including, without limitation earthquake, earth movement and flood) and against such other property losses as Landlord may deem reasonable and as may be customary in comparable buildings in the Vancouver, Washington metropolitan area.

12.2. Tenant. Tenant shall keep all of Tenant’s property on the Premises insured against fire and other risks covered by a “Causes of Loss - Special Form” property insurance policy in an amount equal to the replacement cost of such property, the proceeds of which shall, so long as this Lease is in effect, be used for the repair or replacement of the property so insured. Tenant shall also carry commercial general liability insurance written on an occurrence basis with policy limits of not less than Two Million and No/100 Dollars ($2,000,000) each occurrence, which initial amount shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers and other relevant factors. In addition, if Tenant’s use of the Premises includes any activity or matter that would be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require. Such commercial general liability insurance shall be (i) provided by an insurer or insurers who are approved to issue insurance policies in the state in which the Premises is located and have an A.M. Best financial strength rating of A- or better and financial size category of VII or larger, and (ii) shall be evidenced by a certificate delivered to Landlord on or prior to the Commencement Date and annually thereafter stating that the coverage shall not be cancelled or materially altered without thirty (30) days advance written notice to Landlord. Landlord shall be named as an additional insured on such policy together with, upon written request from Landlord, Landlord’s mortgagee and Landlord’s managing agent.

12.3. Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and the other’s partners, officers, directors, members, agents and employees, from any and all liability and responsibility to the releasing party and to anyone claiming by or through it or under it, by way of subrogation or otherwise, for all claims, or demands whatsoever which arise out of damage or destruction of property occasioned by perils which can be insured by a “Causes of Loss - Special Form” and/or “special coverage” insurance form, including endorsements extending coverage to the perils of earthquake, earth movement and flood. Landlord and Tenant grant this release on behalf of themselves and their respective insurance companies and each represents and warrants to the other that it is authorized by its respective insurance company to grant the waiver of subrogation contained in this Paragraph 12.3. This release and waiver shall be binding upon the parties whether or not insurance coverage is in force at the time of the loss or destruction of property referred to in this Paragraph 12.3.

13.	Property Damage.

13.1. Notice; Total Destruction. Tenant shall immediately give written notice to Landlord if the Premises or the Building are damaged or destroyed. If the Premises or the Building should be totally destroyed or so damaged by an insured peril in an amount exceeding thirty percent (30%) of the full construction replacement cost of the Building or Premises, respectively (as used herein, the “Landlord Damage Threshold”), Landlord may elect to terminate this Lease as of the date of the damage by notice of termination in writing to Tenant within thirty (30) days after such date, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease. If the Premises should be totally destroyed or so damaged by an insured peril in an amount exceeding thirty percent (30%) of the full construction replacement cost of the Premises (as used herein, the “Tenant Damage Threshold”), Tenant may elect to terminate this Lease as of the date of the damage by notice of termination in writing to Landlord within thirty (30) days after such date, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

13.2. Partial Destruction. If the Building or the Premises should be damaged by an insured peril which does not meet either the Landlord Damage Threshold or the Tenant Damage Threshold, or if damage or destruction meeting the Landlord Damage Threshold and/or the Tenant Damage Threshold occurs but neither Landlord nor Tenant elects to terminate this Lease, this Lease shall not terminate and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, alterations, additions and other improvements required to be covered by Tenant’s insurance pursuant to Paragraph 12.1. If the Premises are untenantable in whole or part during the period commencing upon the date of the occurrence of such damage and ending upon substantial completion of Landlord’s required repairs or rebuilding, Base Rent shall be reduced during such period to the extent the Premises are not reasonably usable by Tenant for the Permitted Use.

13.3. Damage Near End of Lease Term. If the damage to the Premises or Building occurs during the last twelve (12) months of the Lease Term in an amount exceeding fifteen percent (15%) of the full construction replacement cost of the Building or Premises, respectively, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

13.4. Repair of Damage. All repairs made by Landlord pursuant to this Paragraph 13 shall be accomplished as soon as is reasonably possible, subject to force majeure as described in Paragraph 24.1. Landlord’s good faith estimate of the cost of repairs of any damage, or of the replacement cost of the Premises or the Building, shall be conclusive as between Landlord and Tenant. The repair and restoration of the Premises shall be made pursuant to plans and specifications developed by Landlord in Landlord’s sole and absolute discretion and judgment, and such plans and specifications shall exclude all equipment, fixtures, improvements and alterations installed by Tenant. All insurance proceeds for repairs shall be payable solely to Landlord, and Tenant shall have no interest therein. Nothing herein shall be construed to obligate Landlord to expend monies in excess of the insurance proceeds received by Landlord. Landlord shall be responsible for the insurance deductible, unless the loss is caused by Tenant or Tenant’s agents, employees, officers or representatives, in which case, and notwithstanding the provisions of Paragraph 12.3, Tenant shall be responsible for the amount of the deductible.

13.5. Other Damage. If the Premises or the Building is substantially or totally destroyed by any cause whatsoever which is not covered by the foregoing provisions of this Paragraph 13, this Lease shall terminate as of the date the destruction occurred; provided, however, that if the damage does not meet the Landlord Damage Threshold, Landlord may elect (but will not be required) to rebuild the Premises at Landlord’s own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after the casualty.

14.	Condemnation.

14.1. Partial Taking. If a portion of the Premises is condemned and Paragraph 14.2 does not apply, this Lease shall continue on the following terms:

14.1.1. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

14.1.2. Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of condemnation. Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys fees incurred by Landlord in connection therewith.

14.1.3. Rent shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenant for the use permitted by Paragraph 6.1, and rent shall be reduced for the remainder of the Lease Term in an amount equal to the reduction in rental value of the Premises caused by the taking.

14.2. Total Taking. If a condemning authority takes the entire Premises or a portion sufficient to render the remainder unsuitable for Tenant’s use, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of such condemnation. Tenant may make separate claim to the condemning authority with respect to its leasehold interest.

15.	Assignment, Subletting and Other Transfers.

15.1. General. Except as specifically set forth in Paragraph 15.3, neither the Lease nor any part of the Premises may be assigned, mortgaged, subleased or otherwise transferred, nor may a right of use of any portion of the Premises be conferred on any person or entity by any other means, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Prior to effectuating any such assignment, sublease or other transfer, Tenant shall notify Landlord in writing of the name and address of the proposed transferee, and deliver to Landlord with such notice a true and complete copy of the proposed assignment agreement, sublease or other occupancy agreement, current financial statements of such proposed transferee, a statement of the use of the Premises by such proposed transferee and such other information or documents as may be necessary or appropriate to enable Landlord to determine the qualifications of the proposed transferee together with a request that Landlord consent thereto (“Tenant’s Notice”). Without limiting Landlord’s ability to deny or condition consent for any other reason, it shall not be considered unreasonable if Landlord’s consent to a proposed sublease, assignment or other transfer is denied based on the following: (i) the business of the proposed transferee (A) is not compatible with the nature and character of the Building or the businesses in the Building and/or (B) will conflict with any exclusive uses or use restrictions that Landlord has granted to other occupants of the Building, (ii) financial strength of the proposed transferee is sufficient to pay the obligations under the Lease in Landlord’s reasonable discretion, (iii) the proposed transferee will excessively overpark the Building and/or the Park with automobiles or trucks (excessively overpark shall mean that the proposed transferee’s parking will violate local parking restrictions or will interfere with other tenants occupying the Building or the Park), (iv) the proposed transferee cannot demonstrate to Landlord’s reasonable satisfaction the management skills or experience necessary, in Landlord’s reasonable opinion, to be successful in the Premises, (v) the proposed transferee has a record of environmental contamination or their anticipated use of the Premises involves the generation, storage, use, sale, treatment, release or disposal of any Hazardous Substances, or (vi) the proposed form of sublease, assignment or other occupancy agreement is unacceptable (unacceptable form of sublease, assignment or other occupancy agreement shall mean that the content and format of the form are not consistent with the terms of this Lease or the CC&R’s or are not consistent with the terms and requirements of Landlord’s loan documents for the Building). Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 15.1 shall be void.

15.2. No Release; Excess Rent. No assignment, subletting or other transfer, whether consented to by Landlord or not, or permitted hereunder, shall relieve Tenant of its liability under this Lease. If an event of default occurs while the Premises or any part thereof are assigned, sublet or otherwise transferred, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such assignee, sublessee or transferee all rents payable to Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder. If Tenant assigns or otherwise transfers this Lease or sublets the Premises for an amount in excess of the rent called for by this Lease, one-half of all Excess Consideration (as defined below) shall be paid to Landlord within ten (10) days following receipt by Tenant. As used herein, “Excess Consideration” means all rents or other sums received by Tenant under any such assignment, subletting or other transfer which are in excess of the rents and other sums payable by Tenant under this Lease after deduction therefrom for reasonable costs actually paid by Tenant for additional improvements installed in the portion of the Premises subject to such assignment, subletting or other transfer by Tenant at Tenant’s sole cost and expense for the specific assignee, sublessee or other transfer in question and reasonable leasing commissions paid by Tenant in connection with such assignment, subletting or other transfer, without deduction for carrying costs due to vacancy or otherwise.

15.3. Permitted Transfer. Notwithstanding the foregoing, and subject to Paragraph 1.10 of this Lease regarding the use of the Premises and Paragraph 6.6, Tenant shall have the absolute right to assign this Lease, sublet all or any part of the Premises or otherwise transfer Tenant’s interest in and to this Lease to (i) any other entity which is an Affiliate (as defined below) of Tenant or (ii) any entity which merges or consolidates with, or acquires substantially all of the assets of Tenant (as used herein, a “Permitted Transfer”), without the consent of Landlord. Tenant shall notify Landlord of any Permitted Transfer within twenty (20) days following the effective date thereof. No Permitted Transfer shall be deemed to constitute a release of Tenant from its obligations under this Lease. As used herein, “Affiliate” shall mean (A) a wholly-owned subsidiary of Tenant, (B) the parent entity of Tenant (the “Parent Entity”), or (C) an entity who has the same Parent Entity as Tenant.

16.	Tenant Default.

16.1. Default. Any of the following shall constitute a default by Tenant under this Lease:

16.1.1. Tenant’s failure to (i) pay rent or any other charge under this Lease within five (5) days after it is due, provided that the first time (and only the first time) in any twelve (12) consecutive month period during the Lease Term that Tenant fails to pay rent or any other charge due hereunder (the “First Time Failure”) shall not constitute a default by Tenant under this Lease unless such First Time Failure continues for a period of five (5) business days after receipt by Tenant of notice from Landlord that such amount is due and payable or (ii) immediately cure or remove any lien pursuant to Paragraph 20 or (iii) except as provided in Paragraphs 16.1.2 through 16.1.4, comply with any other term or condition within thirty (30) days following written notice from Landlord specifying the noncompliance. If any failure described in clause (iii) of the immediately preceding sentence cannot be cured within the thirty (30)-day period, this provision shall be deemed complied with so long as Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect the remedy as soon as practicable.

16.1.2. Tenant’s insolvency; assignment for the benefit of its creditors; Tenant’s voluntary petition in bankruptcy or adjudication as bankrupt; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within ten (10) days; or the appointment of a receiver for Tenant’s properties.

16.1.3. Abandonment of the Premises by Tenant. For purposes of this Paragraph 16, vacation of all or part of the Premises shall not be interpreted as abandonment of the Premises provided Tenant gives advanced written notice to Landlord and in all other respects complies with this Lease.

16.1.4. Failure of Tenant to deliver the documents or agreements required under Paragraphs 19.1 and/or 19.3 within the relevant time period(s) specified therein.

16.2. Remedies for Default. For any default as described in Paragraph 16.1, Landlord shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:

16.2.1. Terminate Tenant’s right to possession of the Premises and Tenant’s rights under this Lease by written notice to Tenant without relieving Tenant from its obligation to pay damages.

16.2.2. Re-enter and take possession of the Premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender. Tenant’s liability to Landlord for damages shall survive the tenancy. Landlord may, after such retaking of possession, relet the Premises upon any reasonable terms. No such reletting shall be construed as an acceptance of a surrender of Tenant’s leasehold interest.

16.2.3. Except to the extent otherwise provided by applicable law, in the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the Lease Term, the following amounts as damages:

(i) The loss of rental from the date of default until a new tenant is secured and paying rent.

(ii) The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal and disposal of Tenant’s property and fixtures, or any other reasonable expense occasioned by Tenant’s default including but not limited to restoration or repair costs, attorney fees, court costs, broker commissions, and marketing costs. Initialed DM and AG

(iii) Any excess of the value of the rent and all of Tenant’s other obligations under this Lease over the reasonable expected return from the Premises for the period commencing on the earlier of the date of trial or the date the Premises are relet, and continuing through the end of the Lease Term. The present value of future amounts shall be computed using a discount rate equal to the prime loan rate in effect on the date of trial of major national banks who are members of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and are located in the state in which the Premises is located.

16.3. No Bar of Action(s). Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Lease Term, and no action for damages shall bar a later action for damages subsequently accruing.

16.4. Landlord Cure. If Tenant fails to perform any obligation under this Lease, Landlord shall have the option to do so after thirty (30) days written notice to Tenant if Tenant has not performed such obligation, unless the Landlord has agreed in writing to a longer period to cure such failure. All of Landlord’s expenditures to correct the default shall be reimbursed by Tenant on demand together with interest at the rate specified in Paragraph 24.2 from the date of expenditure until repaid. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

16.5. No Exclusion. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord at law or in equity.

17.	Landlord Default.

Landlord shall be in default under this Lease if it shall fail to comply with any term, provision or covenant of this Lease and shall not cure such failure within thirty (30) days after written notice thereof to Landlord unless such cure cannot reasonably be accomplished within such thirty (30)-day period. Landlord shall have such additional time as is reasonably necessary to accomplish such cure provided Landlord promptly commences and diligently prosecutes such cure to completion.

18.	Surrender at Expiration or Termination.

18.1. Surrender. On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord, have final utility readings made and pay all utility accounts current on the date of move out, and surrender the Premises clean and free of debris inside and out, with all mechanical, electrical, and plumbing systems in good operating condition standard wear and tear excepted, all signing removed and defacement corrected, and all repairs called for under this Lease completed. The Premises shall be delivered in the same condition as at the Commencement Date, subject only to damage by casualty, the provisions of Paragraphs 6.5 and 18.2 and depreciation and wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal. Failure to remove said property shall be an abandonment of same, and Landlord may remove and/or dispose of it in any manner permitted under law without liability, and Tenant shall be liable to Landlord for any costs of removal, restoration, transportation to storage, storage and/or disposal, with interest on all such expenses as provided in Paragraph 24.2. The provisions of this Paragraph 18.1 (including, without limitation, all provisions referenced herein) shall survive the expiration or earlier termination of this Lease. Without limiting the foregoing, on the expiration or earlier termination of this Lease, Tenant shall be responsible for restoring the concrete floor slab of the Premises to a smooth, uniformly level condition. Such restoration shall include, without limitation, (A) the filling of any pits or trenches in the concrete floor slab with properly compacted fill material and concrete; (B) removal and repair of curbs or raised areas in the floor slab; and (C) proper below-slab capping off or removal of utility stubs and pour back of the concrete floor slab in such areas.

18.2. Removal of Hazardous Substances. Upon expiration of this Lease or sooner termination of this Lease for any reason, Tenant shall remove all Hazardous Substances and facilities used for the storage or handling of Hazardous Substances from the Premises and restore the affected areas by repairing any damage caused by the installation or removal of the facilities. Following such removal, Tenant shall certify in writing to Landlord that all such removal is complete. Until such time as Tenant has fulfilled all the requirements of this Paragraph 18.2 (in addition to any other requirements), Landlord may treat Tenant as a holdover Tenant as provided below; provided, however, that any such continuation of this Lease shall not relieve Tenant of its obligations under this Paragraph 18.2.

18.3. Failure to Vacate. If Tenant fails to vacate the Premises when required and holds over without Landlord’s prior written consent, Landlord may elect either (i) to treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for Lease Term and at a rental rate equal to one hundred twenty five percent (125%) of the Base Rent payable by Tenant immediately preceding the scheduled expiration of the Lease Term plus Additional Rent, or (ii) to treat Tenant as a tenant at sufferance, eject Tenant from the Premises and recover damages caused by wrongful holdover including, without limitation, as set forth in Paragraph 18.4. Failure of Tenant to remove furniture, furnishings, cabling or other telecommunications equipment, or trade fixtures which Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Paragraph 18.3 shall apply if such property not removed substantially interferes with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant under this Paragraph 18.3, the tenancy shall be terminable upon thirty (30) days written notice from Landlord. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

18.4. Indemnification. Tenant acknowledges that, if Tenant holds over without Landlord’s consent as provided above, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises and/or the Building. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages. Tenant shall protect, defend, indemnify and hold Landlord harmless from any and all obligations, losses, claims, actions, causes of action, liabilities, penalties, damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease; provided, however, that in no event shall Tenant be liable for indirect or consequential damages suffered by Landlord on account of Tenant’s holding over in the Premises during the first thirty (30) day period immediately following the expiration of the Lease Term (it being understood and agreed that Tenant shall be liable for any indirect or consequential damages and all costs and expenses (including reasonable attorneys and consultants fees and expense) suffered by Landlord on account of any holding over by Tenant from and after the thirty-first (31st) day immediately following the expiration of the Lease Term), including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Paragraph 18.4 are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law. Tenant’s obligations under this Paragraph 18.4 shall survive the expiration or earlier termination of this Lease.

19.	Mortgage or Sale by Landlord; Estoppel Certificates.

19.1. Priority. This Lease is and shall be prior to any mortgage or deed of trust (“Encumbrance”) recorded after the date of this Lease and affecting the Building and the land upon which the Building is located. However, if any lender holding an Encumbrance secured by the Building and the land underlying the Building requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that no foreclosure, deed given in lieu of the foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant’s right to quiet possession of the Premises so long as Tenant pays rent and timely observes and performs all of the provisions of this Lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this Paragraph 19.1 within twenty (20) days following receipt thereof. Upon Tenant’s request, one (1) time during the Lease Term and thereafter one (1) time again for each new mortgage holder, Landlord shall obtain from the current mortgage holder with respect to the Premises, a written non-disturbance agreement in Landlord’s lender’s standard form (“Nondisturbance Agreement”) which provides that in the event that Landlord’s lender succeeds to Landlord’s interest under this Lease, Landlord’s lender will not disturb Tenant’s rights hereunder so long as there exists no Tenant default. Landlord shall pay the costs associated with a request for a Nondisturbance Agreement from Landlord’s current lender and any future mortgage holders.

19.2. Attornment. If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee, and the transferor shall have no further liability hereunder except with respect to the Security Deposit unless the transferor transfers and assigns the same to the purchaser or transferee.

19.3. Estoppel Certificate. Either party shall within twenty (20) days after notice from the other execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of Base Rent and Additional Rent, the amount of the Security Deposit (if any), the amount of any prepaid Base Rent and Additional Rent and any other factual information reasonably requested by the other party. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate, provided the party requesting the certificate has proof of receipt by the party of whom the certificate was requested.

20.	Liens.

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless from all claims, costs and liabilities, including attorneys fees and costs, in connection with or arising out of any such lien or claim of lien.

21.	Attorneys Fees; Waiver of Jury Trial.

In the event that any party shall bring an action to enforce its rights under this Lease, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys, witness and expert fees and costs of the proceeding, including any appeal thereof and in any proceedings in bankruptcy. For purposes hereof, the reasonable fees of Landlord’s in-house attorneys or Tenant’s in-house attorneys, as the case may be, who perform services in connection with any such enforcement action are recoverable, and shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the relevant subject matter area of the law, in law firms in the City of Portland, Oregon with approximately the same number of attorneys as are employed by Landlord’s law department or Tenant’s law department, as the case may be. The provisions of this Paragraph 21 are separate and severable and shall survive a judgment on this Lease. Disputes between the parties which are to be litigated shall be tried before a judge without a jury.

22.	Limitation on Liability; Transfer by Landlord.

22.1. Property and Assets. All persons dealing with Landlord must look solely to the property and assets of Landlord for the payment of any claim against Landlord or for the performance of any obligation of Landlord as neither the joint venturers, general partners, limited partners, members, employees, nor agents (as the case may be) of Landlord assume any personal liability for obligations entered into on behalf of Landlord (or its predecessors in interest) and their respective properties shall not be subject to the claims of any person in respect of any such liability or obligation. As used herein, the words “property and assets of Landlord” exclude any rights of Landlord for the payment of capital contributions or other obligations to it by any joint venturer, general partner, limited partner or member (as the case may be) in such capacity.

22.2. Transfer by Landlord. All obligations of Landlord hereunder will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term “Landlord” shall mean only the owner of the Premises for the time being, and if such owner transfers its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of each owner’s ownership.

22.3. Other Occupants. Landlord shall have no liability to Tenant for loss or damages arising out of the acts or inaction of other tenants or occupants.

23.	Real Estate Brokers; Finders.

The parties acknowledge that Paul Carlson of Cushman & Wakefield has represented Landlord and Mike Wells of CresaPartners has represented Tenant in the negotiation of this Lease and agree that a real estate commission shall be paid to Cushman & Wakefield and CresaPartners pursuant to a separate agreement. Each party shall indemnify, defend, protect and hold the other party harmless from and against all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has, or purportedly has, dealt.

24.	Other.

24.1. Force Majeure. The occurrence of any of the following events shall excuse the performance of such obligations of Landlord or Tenant to the extent thereby rendered impossible or not reasonably practicable for so long as such event continues so long as the party under this Lease required to perform gives prompt notice of such delay to the other party: strikes; lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefore; governmental restrictions, regulations, or controls; judicial orders; enemy or hostile government action; terrorism; civil commotion; fire or other casualty; condemnation and other causes beyond the reasonable control of the party obligated to perform; provided, however, that except as expressly provided to the contrary in this Lease in no event will the occurrence of any of said events or causes excuse the failure to pay rent or any other payment to be made by Tenant hereunder strictly as and when required under this Lease.

24.2. Interest; Late Charges. Rent not paid within ten (10) days of when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum. In the event Tenant has failed to timely pay rent under this Lease at least two (2) times during any twelve (12) month period, Landlord may thereafter at its option impose a late charge of $.05 for each $1.00 of rent for rent payments made more than ten (10) days late in addition to interest and other remedies available for default.

24.3. Captions; Paragraph Headings. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease. Reference to a “Paragraph” shall mean reference to either a specified numbered paragraph or subparagraph of this Lease.

24.4. Nonwaiver. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party’s right to require strict performance of the same provision in the future or of any other provision.

24.5. Succession. Subject to the limitations on transfer of Tenant’s interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

24.6. Entry for Inspection. Landlord and its authorized representatives shall have the right to enter upon the Premises with reasonable notice (but in no event shall more than twenty-four (24) hours notice be required) to determine Tenant’s compliance with this Lease, to make necessary repairs to the Building or the Premises, or to show the Premises or the Building to any prospective tenant or purchasers. Landlord may place and maintain upon the Building and/or Premises notices for leasing or sale of the Building and/or the Premises. Landlord may enter upon the Premises without notice by any means necessary in the case of an emergency.

24.7. Notices. Any notice permitted or required to be given hereunder shall be in writing and shall be given by personal delivery or certified United States mail (return receipt requested), U.S. Express Mail or overnight air courier, in each case postage or equivalent prepaid, addressed to the address for notices set forth in the Basic Lease Terms. The person to whom and the place, or places as the case may be, to which notices are to be given may be changed from time to time by either party by written notice given to the other party. If any notice is given by mail, it shall be effective upon the earlier of (i) seventy-two (72) hours after deposit in the U.S. Mail with postage prepaid, or (ii) actual delivery or refusal to accept such delivery, as indicated by the return receipt; and if given by personal delivery, U.S. Express Mail or by overnight air courier, when delivered.

24.8. Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.

24.9. Authority. Tenant warrants to Landlord that each of the persons executing this Lease on behalf of Tenant that Tenant is a valid and existing corporation or other relevant entity, that Tenant has all right and authority to enter into this Lease, and that each and every person signing on behalf of Tenant is authorized to do so. Landlord warrants to Tenant that each of the persons executing this Lease on behalf of Landlord that Landlord is a valid and existing corporation or other relevant entity, that Landlord has all right and authority to enter into this Lease, and that each and every person signing on behalf of Landlord is authorized to do so.

24.10. Time of Essence. Time is of the essence of the performance of each of Tenant’s and Landlord’s obligations under this Lease.

24.11. Modifications. This Lease may not be modified except by written endorsement attached to this Lease, dated and signed by the parties.

24.12. No Appurtenances. This Lease does not create any rights to light and air by means of openings in the walls of the Building, any rights or interests in parking facilities, or any other rights, easements or licenses, by implication or otherwise, except as expressly set forth in this Lease or its exhibits.

24.13. Regulations. Landlord shall have the right to make and enforce regulations and criteria consistent with this Lease for the purpose of promoting safety, order, cleanliness and good service to the tenants and other occupants of the Park. Such regulations and criteria shall be applied and enforced evenly with all tenants. Copies of all such regulations shall be furnished to Tenant and shall be complied with as if part of this Lease.

24.14. Applicable Law; Severability. This Lease shall be construed, applied and enforced in accordance with the laws of the state in which the Premises is located. If a court of competent jurisdiction holds any portion of this Lease to be illegal, invalid or unenforceable as written, it is the intention of the parties that (i) such portion of this Lease be enforced to the extent permitted by law and (ii) the balance of this Lease remain in full force and effect. It is also the intention of the parties that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

24.15. Landlord’s Consent. Whenever Landlord’s consent or approval is required under this Lease, except as otherwise expressly provided in this Lease, Landlord may grant or withhold such consent or approval in Landlord’s sole and absolute discretion.

24.16. Joint and Several Liability. In the event Tenant now or hereafter consists of more than one person, firm or corporation, then all such persons, firms or corporations shall be jointly and severally liable as Tenant under this Lease.

24.17. Construction and Interpretation. All provisions of this Lease have been negotiated by Landlord and Tenant at arm’s length and neither party shall be deemed the author of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant.

24.18. No Recordation. Neither this Lease, nor any short form or memorandum thereof, shall be recorded in any manner against the real property of which the Premises comprises a portion.

24.19. No Partnership Created. Neither this Lease nor the calculation and payment of Base Rent, Additional Rent or any other sums hereunder, is intended to create a partnership or joint venture between Landlord and Tenant, or to create a principal-and-agent relationship between the parties.

24.20. OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any current or future regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any current or future statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

24.21. Intentionally Deleted

24.22. Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A	Site Plan Showing Building, Property and Outside Area
Exhibit A-1	Site Plan Showing Park
Exhibit A-2	Assumed Building Area and Required Building Amenity Spaces
Exhibit B	Premises
Exhibit B-1	Preliminary Space Plan
Exhibit B-2	Building Finishes
Exhibit C	Parking
Exhibit D	List of Permitted Hazardous Substances Special Provisions

25.	Option to Renew.

Subject to the condition that Tenant shall not, at the time Landlord receives the Option Notice hereunder or at the time of commencement of the Renewal Term hereunder, be in default of any of the terms of this Lease beyond applicable notice and cure periods (if any), Tenant is hereby granted an option to renew the Lease Term for one (1) period of five (5) years (the “Renewal Term”) to commence on the day following the expiration of the Initial Term of this Lease. Tenant must exercise this option, if at all, by delivering irrevocable written notice of such election (the “Option Notice”) to Landlord no earlier than twelve (12) months, but not later than nine (9) months, prior to the expiration of the Initial Term. If Tenant does not validly deliver an Option Notice to extend the Lease Term for the Renewal Term, the provisions of this Paragraph 25 shall be null and void and of no further force or effect. Any such renewal of this Lease shall be upon the same terms and conditions as this Lease except that the Base Rent during the Renewal Term shall be as provided in Paragraph 1.12.3 and Landlord shall have no obligation to perform any tenant improvements or other work in connection with any such renewal of this Lease. Except to the extent specifically provided in this Paragraph 25, Tenant has no rights to extend the Lease Term.

26.	Athletic Facilities.

Tenant acknowledges that the athletic facilities within the Outside Area are open to the public for use and are periodically committed to team sport use and other community activities.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the respective dates set opposite their signatures below, but this Lease, on behalf of such party, shall be deemed to have been dated as of the Reference Date.

LANDLORD:

COLUMBIA TECH CENTER, L.L.C.,
a Washington limited liability company

By:	Pacific Realty Associates, L.P.,
a Delaware limited partnership its Member

	By:	PacTrust Realty, Inc.,
a Delaware corporation,
its General Partner

Date: 2/24, 2011		By	/s/ Andrew R. Jones
Andrew R. Jones, Vice President

TENANT:

LIONBRIDGE TECHNOLOGIES, INC.,
a Delaware corporation

Date: 2/23, 2011	By	/s/ Donald Muir
Donald Muir
(typed or printed name)
Its Chief Financial Officer

[acknowledgments on following page]

(Acknowledgment by Landlord)

STATE OF OREGON	)
) ss.
County of Washington	)

On February 24, 2011, before me, the undersigned Notary Public in and for said State, personally appeared Andrew R. Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Vice President of PacTrust Realty, Inc., the general partner of Pacific Realty Associates, L.P. (the “Partnership”), said Partnership being a member of Columbia Tech Center, L.L.C., and that he executed the within instrument and acknowledged to me that such corporation executed the within instrument as the general partner of the Partnership pursuant to its Bylaws or a resolution of its board of directors.

WITNESS my hand and official seal.

/s/ Mindy A. Cornelius
Notary Public in and for said County and State
My Commission Expires: 9/23/14

(Acknowledgment by Tenant)

STATE OF Massachusetts	)
) ss.
County of Middlesex	)

On this 23rd day of February, 2011, before me, personally appeared Donald Muirto me known to be the CFO of Lionbridge Technologies, Inc., a Delaware corporation, the company that executed the foregoing instrument, and acknowledged the said instrument to be free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument and that the seal affixed is the corporate seal of said company.

WITNESS my hand and official seal.

/s/ Paul E. Cohen
Notary Public in and for said County and State
My Commission Expires: January 2, 2015

EXHIBIT “ B-2”

COLUMBIA CENTER

Standard Specifications for Tenant Spaces

February 1, 2011

GENERAL-

The standards included in this exhibit are intended to describe the type and quality of building components incorporated into the improvements. Items described as “excluded” or “non-standard” in this exhibit may be incorporated into the improvements by inclusion on plans, or by inclusion in the body of the Lease. All work within the tenant space and any modifications to the building shell are subject to Landlord approval.

IMPROVED OFFICE AREAS –

INTERIOR PARTITIONS: Metal studs, 24” on center, 5/8” smooth finished gypsum board (minimum Level 4 finish) each side, to underside of ceiling grid.

BUILDING COLUMNS: Exposed steel, painted.

SUITE ENTRIES (ALUMINUM): Nominal 3’x7’, clear anodized, medium stile storefront door, single-glazed with  1/4” clear tempered glass. Door hardware includes 1 1/2 pair butt hinges, rim exit device with factory lever handle pull, closer, and wall or floor stop. Hardware finish brushed chrome.

SUITE ENTRIES (WOOD-STAINED): Nominal 3’x7’, solid core quarter-sawn African mahogany, “PacAmber” stain with satin finish, in Western Integrated Materials or Alpha brand knock-down door frame, clear anodized finish. Door hardware includes 1 1/2 pair butt hinges, Schlage “D” series “Rhodes” lever lock, closer, and wall or floor stop. Hardware finish brushed chrome. Suite entry sidelites when used  1/4” clear tempered glass in frame to match door frame. Card entry systems and special hardware are non-standard items.

SUITE ENTRIES (HOLLOW METAL): Nominal 3’x7’, painted hollow metal, in painted welded hollow metal frame. Door hardware includes 1 1/2 pair butt hinges, Schlage “D” series “Rhodes” lever lock, closer, and wall or floor stop. Hardware finish brushed chrome. Card entry systems and special hardware are non-standard items. Panic harware will have lever similar to “Rhodes.”

INTERIOR DOORS: Hollow metal with knock-down painted Timely frames.

CABINETS AND MILLWORK: Plastic laminate covered countertops on plywood for counter-mounted plumbing fixtures. Cabinetry to A.W.I. standards with plastic laminate covered tops, fronts, and sides. Cabinet interiors constructed of melamine or standard low- pressure laminate on particleboard substrate. Cabinet hardware concealed hinges, heavy-duty drawer guides, 4” wire pulls. Hardware finish brushed chrome. Reception desk is a non- standard item.

ACOUSTICAL CEILINGS: Open office areas match existing. Private office and conference room ceilings Armstrong Fine Fissured Open Plan, medium texture #1755, 2’x4’ square edge acoustical tile in standard suspended grid.

FLOOR COVERING: Modular or broadloom carpet as selected by Landlord and Tenant. VCT Armstrong Excelon 12”x12”xl/8” or similar. Sheet vinyl Mannington Commercial, fine fields with welded seams, or similar. Rubber base Burke Mercer or similar 4” continuous coved base at carpet and resilient flooring; Burke Mercer or similar 6” continuous coved base at toilet rooms. Standard floor finishes exclude quarry or cerainic tiles, wood flooring, raised computer floors, anti-static flooring, and other special floor finishes.

PAINTING AND WALL COVERING: Colors and finishes as selected by Landlord and Tenant. Gypsum board painted with primer and two coats of satin latex paint. Vinyl, fabric, and other special wall coverings are non-standard items.

WINDOW COVERINGS: Horizontal mini-blinds, Levelor Riviera or similar, color as selected by Landlord. Window coverings on doors and interior glass systems are non- standard items.

APPLIANCES: Appliances such as dishwashers, refrigerators, garbage disposers, and microwave ovens, vending machines, and coffee makers are non-standard items.

FURNITURE AND ACCESSORIES: Fire extinguishers in semi-recessed cabinets where required by code. Furniture, coat hooks, desk partitions, tack boards, white boards, projection screens, lockers, and other miscellaneous accessories are non-standard items.

PLUMBING: Plumbing if necessary for lunchroom or coffee bar sink. Sink Elkay GECR2521 with Delta 100 faucet. Standard plumbing work within the tenant space excludes toilet rooms, showers, connections to vending machines, appliances, and equipment, and gas, vacuum or air piping.

FIRE PROTECTION: To be modified as required for tenant improvement layout. Sprinkler heads in ceilings are chrome, semi-recessed type with chrome escutcheon, installed in center of half-tile locations.

HEATING VENTILATION AND AIR CONDITIONING (“HVAC”): HVAC systems shall be extended or modified to serve the tenant improvement layout under tenant improvement construction. Building HVAC water cooled VAV system with ceiling plenum return. HVAC zones one each per approximate 900 square feet. Zones to be configured according to exposure and use. Cooling approximately 350-400 usable square feet per ton. Humidity control is non-standard. Separate zones and special cooling systems for computer rooms, conference rooms, and lunchrooms are non-standard items.

ELECTRICAL: Electrical equipment and wiring to meet local code requirements. Electrical devices intermediate grade, color as selected by Landlord. Generators and UPS systems are non-standard items. Hospital grade wiring and devices are non-standard items.

All lighting including offices is 2’ x 4’ 3 tube T-8.

FIRE ALARM: Installed only as required by local code. Strobes and hom/strobe devices Landlord’s option wall or ceiling mounted, white in color.

CARD ACCESS SYSTEMS: Building card access system for ground-floor common area exterior entry locations only. Tenant-specific card access systems into and within tenant spaces are non-standard items.

Exhibit D

Hazardous Substances

1- Printer cartridges